Exhibit 10.57

April 13, 2010

CareView Communications, Inc.

405 State Highway 121 Bypass

Suite B240

Lewisville, Texas 75067

Attn.:	Samuel A. Greco, CEO
Steve Johnson, President and COO

__________________________________

Discovery Medical Investments, LLC

2913 Saturn Street

Suite # E

Brea, CA 92821

Attn.:	Robert Sun, President

__________________________________

Mann Equity, LLC

19837 Greenbriar Drive

Tarzana, CA 91356

Attn.:	Sean Mann, Managing Director

__________________________________

Re:	Agreement for Transactions in The People’s Republic of China, Hong Kong and Taiwan (collectively, the “Foreign Jurisdictions”)

Gentlemen:

We are pleased to submit this Letter of Intent (“LOI”), with respect to the transactions described below, wherein a company based in Hong Kong to be mutually agreed upon by all parties to this LOI, on the one hand (hereinafter “SPV”), and CareView Communications, Inc., a Nevada Corporation, on the other hand (the “Company”), contemplate entering into an exclusive licensing agreement whereby the SPV will be granted a license to utilize certain intellectual property, to deal in and negotiate and bargain for certain manufacturing rights, and to receive guaranteed services of the Company for the purpose of the SPV Transaction (as defined below) in the Foreign Jurisdictions. The rights granted to the SPV hereunder – and in any formalized, binding agreements executed hereafter, including the granting of the License (collectively, such agreements, the “Definitive Agreement”) – shall represent material consideration to AFH Holding & Advisory, LLC, a Nevada limited liability company (“AFH”) for purposes of inducing AFH to enter into and provide certain services under this LOI and under the Definitive Agreement.

Item	Description
TERMS OF LICENSE; IP; SERVICE GUARANTEE:	SPV shall be granted an exclusive license (the “License”) to commercialize, in the Foreign Jurisdictions, all Intellectual Property owned, or to be owned by the Company or which the Company otherwise has any rights, contractual or otherwise, for a period of 12 months following execution of the Definitive Agreement (the “License Period”). The License Period shall be permanently extended, subject to the terms and conditions of the License, upon consummation of the SPV Transaction. For purposes of this LOI, the phrase “Intellectual Property” shall mean and refer to all devices, formulas, patterns, patented property, trade secret materials or any other property as to which the Company has a right to utilize such Intellectual Property in its business during the License Period, including, but not limited to, “Nurse View,” “Patient View,” “Equipment View,” “Net View,” “Virtual Bed Rails,” “Baby View,” “Movie View,” “Physician View,” and “Secure View” (collectively, the “Intellectual Property”). The Intellectual Property shall include the Intellectual Property as it currently exists or as improved or modified in the future. The License shall include, and hereby does include for purposes of this LOI, a guarantee by the Company that the Company shall provide the SPV and its designees with all technology, insulation training, support, maintenance and other services normally and anticipatorily accompanying the granting of the License for the Intellectual Property in the Foreign Jurisdictions. It also includes the right to bargain for manufacturing rights in the Foreign Jurisdictions with the standard being the US Model Business Corporation Act and Principles of Corporate Governance and what is in the reasonable best interests of the SPV.

OWNERSHIP OF SPV AND GROSS REVENUE SHARING:	Upon the execution of the Definitive Agreement (the “Closing”), the parties shall mutually designate the SPV and shall assure that (a) Amir F. Heshmatpour and his relatives and affiliates and designees (the “AFH Group”) will own in the aggregate 16.7% of the issued and outstanding shares of Common Stock of the SPV (the “Advisor Shares”), (b) Mann Equity, LLC, a California limited liability company (“Mann”) will own in the aggregate

16.7% of the issued and outstanding shares of Common Stock of the SPV (the “Mann Shares”), (c ) Discovery Medical Investments, LLC, a California limited liability company (“Discovery”) will own in the aggregate 16.6% of the issued and outstanding shares of Common Stock of the SPV (the “Discovery Shares”) and (d) the Company will own in the aggregate the balance – or 50% – of the issued and outstanding shares of Common Stock of the SPV (the “Company Shares”). In addition, as further consideration for the parties entering into the Definitive Agreement, the gross revenues, excluding costs and expenses incurred in normal and ordinary course of business, shall be paid to AFH Group, Mann, Discovery and the Company in the exact percentages as their ownership interest in the SPV as set forth above (an such payments, a “Revenue Share Payment”).

Business of the SPV:	The parties hereto acknowledge their mutual intention that the business of the SPV shall be to commercialize the Intellectual Property which is the subject of the License in the Foreign Jurisdictions through a joint venture or other similar transaction between the SPV, on the one hand, and an entity based in one or more of the Foreign Jurisdictions, on the other hand (any such entity, the “Foreign Partner”) or such other business arrangements as may be deemed mutually agreeable by the parties hereto (hereinafter collectively the “SPV Transaction”).

Rights of Foreign Partner to Joint Venture:	Upon the closing of any SPV Transaction, the parties hereto all intend that the closing terms shall include provisions that the Foreign Partner shall be provided by the SPV with the rights to manage, finance, and otherwise conduct the affairs of the SPV Transaction in a manner deemed prudent in the reasonable business judgment of the Foreign Partner given realities of the business, legal and health care cultures existing in such Foreign Jurisdictions.

Forfeitures and Preservation of Rights	Upon the failure to close the SPV Transaction or a Default of the License, and absent further agreement of the parties hereto to the contrary, (a) the License shall terminate and (b) all Company Shares shall be forfeited and declared null and void on the SPV’s internal books and records. For purposes of this LOI, the phrase “Default of the License” shall mean such defaults by the Company, SPV or the Foreign Partner, as the case may be, as are mutually agreed upon in the Definitive Agreement. This LOI shall constitute an assignment separate from certificate as that phrase is defined under California law, such that the termination of the License shall by definition automatically and without delivery of the Company Shares back to the SPV constitute the immediate cancellation and surrender of the Company Shares such that the Company owns no shares in the SPV. Thereafter, the parties hereto mutually intend and acknowledge that the SPV may continue to transact business in accordance with applicable law.

Due Diligence:	AFH and the Company shall have the right to conduct a customary business, accounting, financial and legal due diligence investigation of the business and operations of the Company or the SPV, as the case may be, to their respective satisfaction.

Conditions to Closing:

(1) Immediately on Closing, SPV shall have the ownership percentages and revenue sharing agreements properly documented and confirmed as required under applicable law, and in accordance with the foregoing provisions.

(2) All necessary consents of third parties (if any) will be obtained prior to Closing.

(3) The Company shall provide to the parties hereto all reasonable documentation confirming its ownership of or other rights to the Intellectual Property, and its right to enter into the transactions contemplated hereby.

No Material Change in Business:	From and after the date of this LOI until the earliest to occur of: (i) the termination of this LOI as provided below or (ii) the execution of the Definitive Agreement and all other actions required hereunder, including granting of the License, the Company will use commercially reasonable efforts to protect and maintain its Intellectual Property in the manner such as protected and maintained as of the date of this LOI and to otherwise conduct its business so as not to interfere with the consummation of the transactions contemplated hereby.

Covenants of the Company and Management:	The Definitive Agreement shall include normal and customary covenants (in respect of the Company and its subsidiaries, if any) to be mutually agreed upon.

Closing:	The parties agree to use commercially reasonable efforts to execute and perform on all transactions contemplated hereby (other than the SPV transaction), including, but not limited to, the Definitive Agreement, on or before the date that is 30 days from and after full execution by all parties of this LOI.

Exclusive Dealing:	From the date of this LOI until the earlier of the date of (i) termination of this LOI as provided below or (ii) the execution of the Definitive Agreement and other documents contemplated hereby, neither the SPV nor the Company, nor any of their officers, employees, directors, managers, stockholders, other equity holders, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to any transaction in the Foreign Jurisdictions similar to those contemplated hereby. Each party may pursue any and all remedies in law or in equity in the event of a breach of this provision by the other party, including an action for specific performance without the posting of any bond.

Confidentiality:	Each party agrees to keep confidential any information obtained by it from the other party in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transactions. Further, except as and to the extent required by law, without the prior written consent of the other party, neither party shall make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transactions proposed in this LOI. If a party is required by law to make any such disclosure, it must first – at least 72-hours prior to making such disclosure – provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

Costs:	Except as otherwise set forth herein, each party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of the Definitive Agreement and any ancillary agreements, as well as fees of attorneys, auditors, financial advisors, placement agents, brokerage or finder’s fees and other fees and expenses; provided, however, that AFH shall advance the costs and expenses and be reimbursed up to $100,000by SPV from the initial proceeds paid, loaned, invested in or otherwise received by it following the date of this LOI.

Termination:	After the execution of this LOI by the parties, this LOI may be terminated upon: (i) the mutual written agreement of AFH and the Company, (ii) upon written election of any party if that party or its counsel identifies any information, item or other matter in the course of its due diligence investigation of the other party that it deems unsatisfactory, provided that the other party shall be entitled to cure any such item or other matter if such item or other matter is capable of being cured within 30 days after written notice of such item or other matter from the terminating party, and (iii) upon written election of any party hereto, if the Conditions to Closing are not satisfied in their entirety or if the Definitive Agreement is not executed by all parties hereto on or before July 31, 2010.

Binding Provisions:	Except for the Items relating to (i) Exclusive Dealing; (ii) Confidentiality; (iii) Costs; (iv) Termination; and (v) the Miscellaneous Provisions, the other provisions set forth in this LOI are not intended to and do not constitute a binding or legally enforceable agreement and are not binding on the parties. The provision set forth in clauses (i)-(v) above shall be binding on the parties and legally enforceable.

Miscellaneous Provisions:

(1) Governing Law, Dispute Resolution, and Jurisdiction. This LOI shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims arising out of or relating to this LOI shall be brought in the Superior Court located in Los Angeles County, Central District. The parties hereby irrevocably waive any objection to jurisdiction and venue or any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party in any such dispute shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.

(2) Counterparts. This LOI may be signed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The exchange of copies of this LOI and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures.

If you agree to the foregoing, please return a signed copy of this LOI to the undersigned no later than April 16, 2010, after which time this LOI will expire if not so accepted.

Very truly yours,

AFH HOLDING AND ADVISORY, LLC

By:	/s/ Amir Heshmatpour
Name:	Amir Heshmatpour
Title:	Managing Director

CAREVIEW COMMUNICATIONS, INC.

By:	/s/ Sam Greco
Name:	Sam Greco
Title:	CEO

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	President and COO

DISCOVERY MEDICAL INVESTMENTS, LLC

By:	/s/ Robert Sun
Name:	Robert Sun
Title:	President

MANN EQUITY, LLC

By:	/s/ Sean Mann
Name:	Sean Mann
Title:	Managing Director